Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CHINA INSONLINE CORP.", CHANGING ITS NAME FROM "CHINA INSONLINE CORP." TO "CHINA BIO-ENERGY CORP.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2011, AT 6:05 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRD DAY OF FEBRUARY, A.D. 2011, AT 9:30 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2182471 8100

110099904

AUTHENTICATION: 8530721

DATE: 01-31-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:05 PM 01/31/2011
FILED 06:05 PM 01/31/2011
SRV 110099904 - 2182471 FILE

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
CHINA INSONLINE CORP.

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**DGCL**") does hereby certify:

1. The name of the Corporation is CHINA INSONLINE CORP. (the "**Corporation**").

2. Article One of the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") is hereby amended by deleting Article One in its entirety and replacing it with the following:

"1. The name of the corporation (the "**Corporation**") is China Bio-Energy Corp."

3. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This amendment of the Certificate of Incorporation shall become effective at 9:30 a.m., Eastern time, on February 3, 2011.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 31st day of January 2011.

CHINA INSONLINE CORP.

By: ______________________
Name: Zhenyu Wang
Title: Chief Executive Officer